EXHIBIT 99.1

BJ’s Restaurants, Inc. Provides Business Update

Off-premise Sales Surge Driven by Take-out and Delivery Channels

Weekly Cash Use Rate Improved to Approximately $2.5 Million

HUNTINGTON BEACH, Calif., April 24, 2020 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today provided an update of certain business and financial metrics.

“The investments we have made in the last few years in take-out, delivery and digital ordering capabilities are providing our guests with the BJ’s menu they crave during these unprecedented times,” said Greg Trojan, Chief Executive Officer of BJ’s Restaurants, Inc. “Our team members are successfully delivering high quality food and gold standard service that our guests have come to expect from BJ’s as we grow our take-out and delivery sales in the 205 BJ’s Restaurants which continue to operate. As a result, we continue to see strong week-over-week growth in our off-premise channel.

“I would personally like to thank each of our team members for their incredible contributions as we continue providing our guests with safe, delicious, high-quality food and beverages,” said Trojan. “Our team has quickly adapted to the current environment and is committed to delivering a safe and high quality off-premise experience with initiatives such as tamper proof seals, digital payment and touchless curbside pickup.”

Current Trends and Business Update

  BJ’s comparable restaurant sales declines peaked during the week ended March 24, 2020 at -82% and have since improved to -70% during the week ended April 21, 2020. The improvement has been driven by mid-teens sequential weekly growth in the Company’s off-premise sales from both take-out and delivery channels.

  Recent average off-premise sales on a weekly basis through April 21, 2020 were as follows:
	Week Ended
	3/17/2020	3/24/2020	3/31/2020	4/7/2020	4/14/2020	4/21/2020
Weekly Sales Average	$11,402	$19,458	$21,563	$24,667	$27,981	$31,716
Week-over-Week Change	N/A	70.7%	10.8%	14.4%	13.4%	13.3%
  Off-premise sales growth has been driven by both traffic and check, with check growth resulting from more items per order and growth in certain menu items, such as our Family Feast offerings that feed 4 to 6 guests and our to-go beverages that include BJ’s award winning craft beer in six packs and growlers, bottles of wine and recently launched margaritas to-go.

  Growth in sales levels along with further cost reductions taken across the organization, the Company has reduced its burn rate to approximately $2.5 million per week. This includes approximately $1.2 million of weekly cash rent payments, which are currently planned for or are already under discussion with the Company’s landlords for deferral or abatement. In addition, the Company has the ability to further reduce operating and other expenses should these sales levels continue for a prolonged period of time.

The Company currently has $70 million of cash on its balance sheet, reflecting its previously announced draw on its revolving credit facility. Trojan added, “Our management team is taking all necessary and appropriate steps to control costs, maximize liquidity, and evaluate additional sources of capital out of an abundance of caution, including filing an S-3ASR to sell additional shares of common stock or other securities as the Company deems appropriate.”

“Despite the current short term challenges we face due to mandated dining room closures, our teams are preparing to begin reopening restaurants once state and local officials allow us,” commented Trojan. “We are working intently to develop social distancing and other protocols to ensure that we deliver a safe experience for both our team members and our guests. We believe our large restaurants and flexible seating layout will provide us a strong advantage to take care of our guests' needs and grow sales as we transition back to dine-in and off-premise operations. The entire leadership team at BJ’s extends its gratitude to our restaurant and operating teams for their unique ability to deliver BJ’s gold standard level of guest service in rapidly changing times and we also thank our loyal guests for their support and their trust in BJ’s.”

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots and a menu where craft matters. BJ’s broad menu with over 140 offerings has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 209 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants typically offer dine-in, take-out, delivery and large party catering. Due to the COVID-19 crisis, dine-in service is currently not available, menu offerings and hours are limited, and four restaurants have temporarily been closed. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer
Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding our expected weekly operating costs and capital expenditures, our available liquidity, our cost cutting and capital preservation measures, and effects of the Covid-19 pandemic on our business. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the length and severity of the current Covid-19 pandemic and its effect on restaurant sales and operations, (ii) the effect of any governmental action or mandated employer-paid benefits in response to the Covid-19 pandemic, (iii) our ability to manage costs and reduce expenditures in a low or zero revenue environment, (iv) the availability of additional financing if and when required, and (v) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.